EXHIBIT 99.1



FOR IMMEDIATE RELEASE


                                        Contact:   Michael A. Correale
                                                   Chief Financial Officer
                                                   Amscan Holdings, Inc.
                                                   914-345-2020



                  Amscan Holdings, Inc. Announces Retail Sales
             For Five-Week Halloween Season Ended November 4, 2006.

ELMSFORD, NEW YORK Nov. 22, 2006--Amscan Holdings, Inc, America's largest retailer of party goods, today announced its retail sales results for the five weeks ended November 4, 2006, which includes the Halloween selling season. The retail sales results include the sales of Amscan's two wholly-owned subsidiaries, Party City Corporation ("Party City") and PA Acquisition Corp. ("Party America").

Preliminary retail sales for the five-week period ended November 4, 2006, totaled $141.7 million were $7.5 million or 5.6% higher than retail sales for the five-week period ended November 5, 2005. Same-store net sales for Party City's company-owned stores increased 8.1% during the period while Party America's same-store net sales for company-owned stores increased 3.4%. Seasonal and non-seasonal categories contributed to the positive trend at both retail chains.

Party City operated 242 company-owned retail stores and 13 temporary Halloween Costume Warehouse stores during the 2006 Halloween season, as compared to 248 company-owned retails stores and 10 temporary Halloween Costume Warehouse stores during the 2005 season. Party America operated 206 and 226 company-owned retail stores during the 2006 and 2005 Halloween seasons, respectively

Commenting on these results, Gerry Rittenberg, Amscan's Chief Executive Officer, stated: "We are very pleased with the results for this Halloween selling season. In spite of aggressive competition from the temporary Halloween stores, our strong marketing efforts and merchandising assortments allowed us to drive results in excess of our expectations."



Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in availability and costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.